Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of DIRTT Environmental Solutions Ltd. (the Registrant) of our report dated May 8, 2019 relating to the financial statements of the Registrant, which appears in the Registrant’s Form 10.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants

Calgary, Alberta, Canada

October 9, 2019